Exhibit 3.1.1

                                 FIRST AMENDMENT
                                       TO
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                           KNIGHT TRANSPORTATION, INC.

     Pursuant to the provisions of Section 10-1003 and 10-1006 of Arizona Revised Statutes, and action taken by the shareholders and the Board of Directors, Knight Transportation, Inc., an Arizona corporation (the "Corporation"), adopts this First Amendment to its Restated Articles of Incorporation filed with the Arizona Corporation Commission on August 31, 1994 ("First Amendment") to be effective as of the date this First Amendment is filed with the Arizona Corporation Commission:

     1. The name of the Corporation is KNIGHT TRANSPORTATION, INC.

     2. Article VII of the Restated Articles of Incorporation of the Corporation is amended by the adding of the following paragraphs:

     (D) Notwithstanding anything contained in Article VII, paragraphs (A), (B), or (C) of these Restated Articles of Incorporation (and subject to the provisions of Paragraph (E) below), commencing with the May 2000 annual meeting of shareholders, the Corporation's directors shall be divided into two classes (Class I and Class II), with the number of directors in each class to be as nearly equal as reasonably possible. The initial terms of office for the Class I and Class II directors elected at the May 2000 annual meeting of the shareholders shall be as follows:

          (1) Class I directors shall be elected to serve for a term commencing with their election at the May 2000 annual meeting of shareholders and expiring on the conclusion of the 2001 annual meeting of shareholders; and

          (2) Class II directors shall be elected to serve for a term commencing with their election at the May 2000 annual meeting of shareholders and expiring on the conclusion of the 2002 annual meeting of shareholders.

          Commencing with the 2001 annual meeting of shareholders and continuing at each annual meeting of shareholders thereafter, a director elected in a class to succeed a director in that class whose term has expired shall be elected to serve until the conclusion of the second succeeding annual meeting of shareholders from the date of such director's election or until such director's successor shall has been duly elected and qualified. The system of cumulative voting shall be applied to the election of directors within each class of directors.

     (E) Notwithstanding anything contained in Paragraphs (A), (C) or (D) of
Article VII of these Restated Articles of Incorporation, but subject to the provisions of Paragraph (F), if the number of the Corporation's directors equals nine (9) or more, the Corporation's Board of Directors shall be divided into three classes of directors (Class I, Class II and Class III) at the next annual meeting of Shareholders at which any director stands for election, and all of the directors of the Corporation shall stand for election at such meeting,
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notwithstanding the fact that a director's term may not have expired. There shall not be less than three directors in each class, and the number of directors in each class to be as nearly equal as reasonably possible. The initial terms of office for the Class I, Class II and Class III directors elected at the first annual meeting of shareholders in which there are three classes of directors shall be as follows:

          (1) Class I directors shall be elected to serve, for a one (1) year term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the next succeeding annual meeting of Shareholders;

          (2) Class II directors shall be elected to serve for a two (2) year term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the second succeeding annual meeting of shareholders; and

          (3) Class III directors shall be elected to serve for a three (3) term commencing with their election at the annual meeting of shareholders and expiring on the conclusion of the second succeeding annual meeting of shareholders

Beginning with the first annual meeting of shareholders following the first election of Class I, Class II and Class III directors under this Paragraph (E), and continuing at each annual meeting of shareholders thereafter, each director elected in a class shall be elected to serve for a term ending with the conclusion of the third succeeding annual meeting of shareholders after the date of such director's election.

     (F) The system of cumulative voting shall be applied to the election of directors within each class of directors. The Board of Directors shall designate the class to which each director is assigned.

     (G) Newly created directorships resulting from any increase in the number of authorized directors, vacancies arising from a director's resignation or removal, or directorships eliminated as a result of a decrease in the number of authorized directors shall be apportioned by the Board of Directors among the Class I, and Class II directors (and Class III directors, at such time as the Corporation's directors consist of nine (9) or more members, as nearly equally as reasonably possible; provided, however, that no decrease in the number of authorized directors shall shorten the term or effect the removal of any incumbent director.

     3. Except as provided above, all other Articles and provisions of the Restated Articles of Incorporation for the Corporation shall remain unchanged.

     4. The foregoing First Amendment was adopted by Board of Directors of the Corporation by resolutions adopted on February 9, 2000.

     5. The foregoing First Amendment was approved by the shareholders of the Corporation at the Corporation's Annual Meeting of Shareholders on May 10, 2000 (the "Annual Meeting"). With regard to the approval of the First Amendment by the shareholders of the Corporation:

          (a) The Corporation has issued an outstanding 14,641,049 shares of its Common Stock, par value $0.01 (the "Common Shares") as of the record date of the Annual Meeting. A total of 14,641,049 shares of the Corporation's outstanding and issued shares of Common Shares were entitled to vote at the Annual Meeting. Of these, a total of 12,924,792 shares of the Corporation's Common Shares were present in person or by proxy at the Annual Meeting; and
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          (b) A total of Ten Million Five Hundred Thirty Seven Thousand One
Hundred Twenty One ( 10,537,121) shares of the Corporation's Common Shares voted in favor of the First Amendment and One Million five Hundred Ninety Nine Thousand One Hundred Sixty Five (1,599,165) shares of the Corporation's Common Shares voted against the First Amendment. The number of Common Shares voting in favor of the First Amendment was sufficient for approval by the Shareholders of the Corporation.

     IN WITNESS WHEREOF, the foregoing First Amendment to the Restated Articles of Incorporation of Knight Transportation, Inc. are hereby executed in duplicate and effective as of this 10th day of May 2000.

                                        KNIGHT TRANSPORTATION, INC.,
                                        an Arizona corporation


                                        By /s/ Kevin P. Knight
                                           -------------------------------------
                                           Kevin P. Knight, Chairman of the
                                           Board and Chief Executive Officer


                                        By /s/ Clark A. Jenkins
                                           -------------------------------------
                                           Clark A. Jenkins, Secretary